                                                                      EXHIBIT 11
                          Flagstar Capital Corporation
                  Computation of Net Earnings per Common Share
                      (In thousands, except per share data)


In order to calculate net earnings per share of common stock, the Company must first subtract the dividend requirements of the Series A Preferred Shares to arrive at net earnings available to the common stockholders. Net earnings per share are calculated by dividing net earnings available to common stockholders by the average number of common shares outstanding during the period.





                                                              For the            For the
                                                              quarter            quarter
                                                               ended              ended
                                                              March 31,          March 31,
                                                                2003               2002
                                                          ---------------    -------------
          Net Earnings                                      $   2,898          $   3,252
          Less: preferred stock dividends                       1,222              1,222
                                                          ---------------    -------------
          Net income available to common stockholders       $   1,676          $   2,030
                                                          ===============    =============

          Average common shares outstanding                     1,000              1,000

          Net earnings per common share                     $    1.68          $    2.03









                                       13